For more information, please contact:

AmTrust Financial Services, Inc.

Hilly Gross	Ronald E. Pipoly, Jr.
Vice President, Investor Relations	Chief Financial Officer
212-220-7120 x 7023	216-328-6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
April 27, 2007

AmTrust Financial Services, Inc. Announces Acquisition of IGI Group, Ltd.

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) announced today that, through a subsidiary, it had acquired all the issued and outstanding stock of IGI Group, Ltd., a United Kingdom specialty insurer.

IGI has over thirty years experience in writing a range of specialty products such as extended warranty, commercial packages, and legal expense coverage. The Group includes, among others, a United Kingdom insurance company, a warranty administration company and insurance brokerage.

Max Caviet, head of AmTrust specialty risk and warranty operations in Europe stated, “The acquisition of IGI Group will allow us to market AmTrust products on a wider basis. IGI has a network of brokers throughout the United Kingdom. Additionally, IGI’s proven experience in administration, claims handling, and broker relationships should be of great value to us.”

Barry Zyskind, CEO of AmTrust Financial Services, Inc. stated, “We believe that the acquisition of IGI will enable us to continue to expand our specialty risk and extended warranty business in Europe by adding new products and distribution channels.”

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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